EXHIBIT 4.5





                         AMENDMENT TO EMPLOYEE INCENTIVE
                             STOCK OPTION AGREEMENT
                                      UNDER
                        Investors Management Group, Ltd.
                             1995 Stock Option Plan

             THIS AGREEMENT, made and entered into this ____ day of _________, 1997, between INVESTORS MANAGEMENT GROUP, LTD., an Iowa corporation (the "Company") and
   ___________________________________________, an individual resident of
   Iowa ("Employee").

             WHEREAS, Company and Employee have entered into an Employee Incentive Stock Option Agreement dated ____________, 19__ (the "Option Agreement"); and

             WHEREAS, the Company has entered into an Agreement and Plan of Reorganization (the "Merger Agreement") with AMCORE Financial, Inc. ("AMCORE") pursuant to which, through merger, the Company will become a wholly-owned subsidiary of AMCORE; and

             WHEREAS, pursuant to Section 8(c) of the Option Agreement between Employee and Company, the completion of the merger between the Company and AMCORE will result in a change in the common stock of the Company with the effect that each option held by Employee pursuant to the Employee's Option Agreement with the Company to acquire a share of Company's common stock shall become an option to acquire, at the same price, .9808 shares of AMCORE common stock plus the Contingent Merger Consideration described in Exhibit "B" to the Merger Agreement; and

             WHEREAS, in recognition of the fact that AMCORE common stock is readily tradable on an established market, certain changes need to be made in the Employee Agreement between the Company and the Employee;

             NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and Employee hereby agree as follows:

             1.   Upon the Effective Time of the merger as defined in
   Section 1.2 of the Merger Agreement, the Option Agreement between the Company and Employee shall be amended by terminating the effectiveness of Paragraphs 6 and 7 thereof.

             2. Section 8(e) of the Option Agreement Between the Company and the Employee shall be amended by adding thereto the following sentence:

             Any share of AMCORE common stock issued to Employee upon exercise of the Option shall be legended to reflect the notice requirements of this Section 8(e).

             IN WITNESS WHEREOF, the Company and Employee have executed this Agreement on the day and year first above written.

                                      INVESTORS MANAGEMENT GROUP,
                                         LTD.



                                      By   _________________________________
                                           Its  ___________________________
                                                [the "Company"]



                                      _______________________________________
                                           _________________________________
                                                [the "Employee"]